Filed Pursuant to Rule 433

Registration No. 333-287060

VivoPower Confirms Record Date for Special Dividend Eligibility for Caret Digital Spin Off

Shareholders on record as of July 9, 2025, to receive five Caret Digital shares per VVPR share held

Caret Digital subsidiary is to be spun off via a direct NASDAQ IPO at a target market capitalisation of US$308 million

Negotiations are progressing with strategic pre-IPO investors in the Middle East and Asia for investment of up to US$50 million

LONDON, 24 June 2025 (GLOBE NEWSWIRE) — VivoPower International PLC (NASDAQ: VVPR, “VivoPower” or the “Company”) today announced that it has set the record date as July 9, 2025, for the purpose of determining eligibility to receive a special dividend relating to the spin-off of Caret Digital Limited (“Caret”).

The implied market capitalisation for the spin-off is US$308 million (subject to change based on market conditions and other factors). Additionally, Caret Digital intends to raise up to US$50 million from strategic investors as part of the transaction to support growth plans and it has been engaged in negotiations with counterparties in the Middle East and Asia.

VivoPower has filed a notice in accordance with NASDAQ rules that provides at least 10 calendar days’ notice of a record date. The ex-dividend date will be set by NASDAQ in accordance with its procedures.

VivoPower shareholders as of the record date of July 9, 2025, will be entitled to receive a special dividend of five (5) shares of Caret Digital for each VivoPower share held.

Shareholders are encouraged to liaise with their brokers in relation to the above. The Company’s transfer agent is Computershare Trust Company, N.A., and for depository receipt holders, the relevant contact is Computershare Trustees (Jersey) Limited.

About Caret Digital

Caret, LLC, (trading as Caret Digital) a wholly owned subsidiary of VivoPower, and has a Power-to-X strategy involving the development of renewable power infrastructure that is vertically integrated with high energy consumption use cases. In the first phase of its Power-to-X strategy, Caret Digital is building up capacity and infrastructure to mine DOGE coin, which it then converts to BTC or XRP.

About VivoPower

VivoPower International PLC (NASDAQ: VVPR) is undergoing a strategic transformation into the world’s first XRP-focused digital asset enterprise. The Company’s new direction centers on the acquisition, management, and long-term holding of XRP digital assets as part of a diversified digital treasury strategy. Through this shift, VivoPower aims to contribute to the growth and utility of the XRP Ledger (XRPL) by supporting decentralized finance (DeFi) infrastructure and real-world blockchain applications.

Originally founded in 2014 and listed on Nasdaq since 2016, VivoPower operates with a global footprint spanning the United Kingdom, Australia, North America, Europe, the Middle East, and Southeast Asia. An award-winning global sustainable energy solutions B Corporation, VivoPower has two business units, Tembo and Caret Digital. Tembo is focused on electric solutions for off-road and on-road customized and ruggedized fleet applications as well as ancillary financing, charging, battery and microgrids solutions. Caret Digital is a power-to-x business focused on the highest and best use cases for renewable power, including digital asset mining.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterisations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise. There can be no assurances that VivoPower will consummate the proposed transaction on the terms currently contemplated, or at all, as it will be subject to market conditions.

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